Exhibit 10.5

AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN

WALKER & DUNLOP, INC. AND HOWARD W. SMITH, III

The Employment Agreement (the “Agreement”), dated October 27, 2010, by Walker & Dunlop, Inc., a Maryland corporation (the “Company”) with its principal place of business at 7501 Wisconsin Avenue, Suite 1200, Bethesda, MD 20814, and Howard W. Smith, III, residing at the address on file with the Company (the “Executive”), is hereby amended in the following manner (the “Amendment”), in accordance with Section 13(e) of the Agreement and effective as of December 14, 2012.

1.              Section 6(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

Termination by the Company Without Cause or by the Executive with Good Reason.  If the Company terminates the Executive’s employment without Cause pursuant to Section 5(b), or the Executive terminates employment with Good Reason pursuant to Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a) (other than any bonus or incentive compensation as to which a pro rata amount shall be paid only to the extent performance goals for the calendar year of termination are achieved), the following:

(i)                                     continued payment of his Base Salary, at the rate in effect on his last day of employment (but in no event in an annual amount less than as set forth in Section 4(a)), for a period of twelve (12) months.  Such amount shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company;

(ii)                                  continued payment by the Company for the Executive’s life and health insurance coverage for twelve (12) months (the “Continuation Period”) to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided that if continued payment by the Company of the Executive’s health insurance coverage would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such continued payment, the Company will instead pay the Executive on the first day of each month a fully taxable cash payment equal to the Company’s premiums for that month (the “Monthly Premium”) and a corresponding Tax Indemnity Payment (defined below), subject to applicable tax withholdings, for the remainder of the Continuation Period;

(iii)                               payments equal to two (2) times the average annual bonus earned by the Executive over the two (2) preceding calendar years (or if the Executive has not been employed for two (2) prior calendar years, payments equal to two (2) times the Executive’s target bonus for the year of termination).  For example: if the Executive’s annual bonus over the preceding two (2) years was $300,000 and $0, the average would be $150,000 and the payments would equal $300,000.  An amount equal to the average annual bonus (or target bonus, as applicable), and the pro rata bonus for the year of termination, if any, payable under Section 6(a) shall be paid to the Executive within sixty (60) days following the end of the fiscal year in which such termination occurs and an amount equal to the average annual bonus, if any (or target bonus, as applicable) shall be paid to the Executive within ten (10) days after the end of the Restricted Period; and

(iv)                              vesting as of the last day of his employment in any unvested portion of any option and restricted stock previously granted to the Executive by the Company.

None of the benefits described in this Section 6(c) (the “Severance Payments”) will be payable unless the Executive has signed a general release (attached hereto as Exhibit A) within forty five (45) days of date of termination, which has (and not until it has) become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, and their Directors, officers and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.  The Severance Payments shall commence on the Company’s first regular payroll date occurring on or after the sixtieth (60th) date following the date of termination (the “First Payroll Date”), with amounts otherwise payable under the Company’s normal payroll procedures prior to the First Payroll Date to be paid in lump sum on the First Payroll Date without interest thereon.

For purposes of Section 6(c)(ii), the “Tax Indemnity Payment” shall equal the aggregate amount of additional payments necessary to deliver to the Executive  the Monthly Premium amount in full on a net after-tax basis with the amount of each such Tax Indemnity Payment to be based upon the  Tax Rate in effect when the corresponding Monthly Premium amount is paid.  For the purposes of the foregoing, “Tax Rate” means the Executive’s current tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive, all at the highest marginal rates of taxation in the county and state of the Executive’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

2.              Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged, and the Agreement as amended hereby shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment to the Agreement effective as of the day and year first written above.

WALKER & DUNLOP, INC.

By:	/s/Richard Lucas
Name:	Richard M. Lucas
Title:	Executive Vice President, General Counsel & Secretary

Howard W. Smith, III

/s/ Howard Smith